Exhibit 97
GREEN PLAINS INC.
CLAWBACK POLICY

Introduction  The Board of Directors of Green Plains Inc. (the “Company” and the “Board”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934 (the “Exchange Act”).

Administration  This Policy shall be administered by the Compensation Committee. Any determinations made by the Compensation Committee shall be final and binding on all affected individuals. In the administration of this Policy, the Compensation Committee is authorized and directed to consult with other committees of the Board, such as the Audit Committee, as may be necessary or appropriate as to matters within the scope of such other committee’s responsibility and authority.

Covered Executives  This Policy applies to the Company’s current and former executive officers, as determined by the Compensation Committee in accordance with Section 10D of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed, and such other senior executives/employees who may from time to time be deemed subject to the Policy by the Compensation Committee (”Covered Executives”).

Recoupment; Accounting Restatement  In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (a “Big R” restatement) or that would result in a material misstatement if the error were corrected in the current period or uncorrected in the current period (a “little r” restatement), the Compensation Committee shall require reimbursement or forfeiture of any excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement. The date on which the Company is deemed to be required to prepare such an accounting restatement of its financial statements is the earlier to occur of (i) the date the Board, a committee of the Board or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such an accounting restatement, or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare such an accounting restatement.

Incentive Compensation For purposes of this Policy: Incentive Compensation means any of the following; among others, provided that, such compensation is granted, earned or vested based wholly or in part on the attainment of a financial reporting measure: Annual bonuses and other short- and long-term cash incentives, Stock options, Stock appreciation rights, Restricted stock, Restricted stock units, Performance shares, and /or Performance units. Financial reporting measures include: EBITDA, RONA, Company stock price, total shareholder return, free cash flow, or other earnings, liquidity or return measures. For the avoidance of doubt, a financial reporting measure need not be presented in the Company’s financial statements or included in a filing with the SEC.
Excess Incentive Compensation: Amount Subject to Recovery  The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Compensation Committee. Any Incentive Compensation shall be deemed to be received in the Company’s fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant of the Incentive Compensation to the Covered Executive occurs after the end of that period. If the Compensation Committee cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.
Method of Recoupment     The Compensation Committee will determine, in its sole discretion, the method for recouping Incentive Compensation hereunder, which may include, without limitation:
(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards; and/or
(e) taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.
No Indemnification    The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.
Interpretation   The Compensation Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed.
Effective Date; Retroactive Application   This Policy shall be effective as of November 30, 2023(the “Effective Date”) and shall apply to Incentive Compensation that is received by Covered Executives on or after the Effective Date, even if such Incentive Compensation was approved, awarded or granted to Covered Executives prior to the Effective Date. Without limiting the generality of the Method of Recoupment section above, and subject to applicable law, the Compensation Committee may affect recovery under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date.
Amendment; Termination  The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect final regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.
Other Recoupment Rights  The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.
Impracticability  The Compensation Committee shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Compensation Committee in accordance with Rule 10D-1 of the Exchange Act and the listing standards of the national securities exchange on which the Company’s securities are listed. Notwithstanding anything herein to the contrary, the Compensation Committee retains the discretion to determine whether or not to enforce this Policy on a case by case basis.
Successors      This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.
Sample Language: The Award is subject to the terms of this ClawBack Policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances required repayment or forfeiture of the Award or any shares of Common Stock or other cash or property received with respect to the Award (including any value received from a disposition of the shares acquired upon payment of the Award.